Exhibit 99.1

Tel-Instrument Electronics Corp. Announces $1.6 Million Mode 5 Test Set Order

East Rutherford, NJ – December 21, 2018 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported the receipt of a $1.6 million follow-on order for Mode 5 test sets from a major U.S. defense contractor.

Jeff O’Hara, Tel’s President and CEO said, “We are pleased to report the receipt of a $1.6 million Mode 5 test set order from a major U.S. Defense contractor. Shipments on this order will commence in the fourth quarter of this fiscal year and will continue into the first quarter of the 2020 fiscal year. The Company already has the majority of the parts on hand to complete this order so these shipments will generate strong positive cash-flow. This most recent order brings our total bookings for this quarter to almost $10 million. These bookings and other large pending orders should result in a strong improvement in both revenues and profitability starting this quarter and continuing into the next fiscal year where we expect to see significant activity in the international Mode 5 market. We look forward to meeting interested shareholders at our Annual Meeting which is scheduled at our New Jersey office at 4:00 p.m. on January 16, 2019.

 About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600